PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED JUNE 30, 1999                     REGISTRATION NO. 333-78559


                               1,596,500 Shares

                                AVT Corporation

                                 Common Stock

  This prospectus supplement relates to the resale by certain shareholders of AVT of up to 1,596,500 shares of common stock at various times at market prices prevailing at the time of sale or at privately negotiated prices.

  This prospectus supplement should be read in conjunction with the prospectus dated June 30, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not otherwise defined in this prospectus supplement shall have the meanings given them in the prospectus dated June 30, 1999.

  The information in the table appearing under the heading "Selling Shareholders" in the prospectus dated June 30, 1999 is superseded in part by the information appearing in the table below:


                                                        Shares Beneficially                        Shares Beneficially
                                                          Owned Prior to        Shares That            Owned After
                 Name of Shareholder                        Offering(1)         May Be Sold            Offering(2)
-----------------------------------------------------   -------------------     -----------        -------------------
Patricia Allison Stonebraker.........................          2,244               2,020                   224

__________
(1) Includes an aggregate of 224 shares of common stock beneficially owned by the selling shareholder that have been deposited in escrow pursuant to the Agreement and Plan of Merger among AVT, Goldengate Acquisition Corp. and MediaTel Corporation to secure the indemnification obligations of the selling shareholder thereunder.
(2) Assumes the sale of all the shares of common stock offered by the selling shareholder.
                            ______________________

Investing in the common stock involves a high degree of risk.  For a discussion of factors that you should consider in connection with an investment in our common stock, see ''Risk Factors'' beginning on page 4 of the Prospectus.

                            ______________________

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                            ______________________

          The date of this prospectus supplement is December 29, 1999